Exhibit (99)(b)

Media Contacts:
Christy Phillips-Brown 704.383.8178
Mary Eshet 704.383.7777

Investor Contacts:
Alice Lehman 704.374.4139
Ellen Taylor 212.214.1904

Press Release Friday, Oct. 3, 2008
WACHOVIA STATEMENT: WACHOVIA’S BOARD APPROVES WELLS FARGO MERGER PROPOSAL

CHARLOTTE, N.C. – Wells Fargo last night presented Wachovia with a signed and Board-approved offer to purchase Wachovia Corporation as an intact company and without government assistance in a stock-for-stock merger transaction. Under the Wells Fargo proposal, each share of Wachovia common stock will be exchanged for 0.1991 shares of Wells Fargo common stock, representing a value of $7 per share, based on Wells Fargo’s closing stock price on Oct. 2, 2008.

Prior to receiving this proposal, Wachovia had been negotiating with Citigroup to complete a transaction supervised by the FDIC that included assistance from the government. Wachovia’s Board approved Wells Fargo’s offer last night.

“We at Wachovia have great admiration and respect for the people and businesses at Wells Fargo and we are extremely pleased to join forces with this outstanding company,” said Robert K. Steel, President and CEO of Wachovia Corp. “Today’s announcement creates one of the strongest financial firms in the world and is great for all Wachovia constituencies: our shareholders, customers, colleagues and communities. This deal enables us to keep Wachovia intact and preserve the value of an integrated company, without government support. The market presence and composition of our businesses, along with our service-oriented cultures, are extraordinarily complementary and this combination creates great potential for sustained stability and growth.”

Wells Fargo and Wachovia will have the largest deposit base in the country, creating a coast-to-coast banking franchise for consumers. In addition, Wachovia will combine with the only AAA-rated financial institution in the United States.

Additional details on the transaction are included in the press release issued by Wells Fargo.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

Additional Information About the Proposed Merger

The proposed Merger will be submitted to Wachovia’s shareholders for their consideration. Wells Fargo will file a registration statement with the SEC, which will include a proxy statement/prospectus, and each of Wachovia and Wells Fargo may file other relevant documents concerning the proposed Merger. Shareholders and other investors are urged to read the registration statement and the proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and Wells Fargo, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, wachovia.com and wellsfargo.com. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, Charlotte, NC 28288-0206, (704) 383-0798; or to Wells Fargo & Company, Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-0087.

Wachovia and Wells Fargo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia in connection with the proposed Merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2008. Information about the directors and executive officers of Wells Fargo is set forth in the proxy statement for Wells Fargo’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.